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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

(XATA CORPORATION LOGO)                                 CONTACT:
                                                        John G. Lewis, CFO
                                                        XATA Corporation
                                                        952-707-5600
                                                        john.lewis@xata.com


             XATA SECURES $4 MILLION INVESTMENT FROM TRIDENT CAPITAL


MINNEAPOLIS, Dec. 8, 2003--XATA Corporation (Nasdaq/SC): XATA, the leader in onboard fleet management solutions for the private fleet trucking industry, today announced a $4 million investment by Trident Capital, a premier private equity firm focusing on information services and enterprise software. This additional capital enables XATA to expand its product development, distribution and marketing efforts to the 3.5 million medium and heavy duty trucks operated by commercial private fleets in the U.S. Trident selected XATA because of its innovative approach to providing onboard information solutions to this untapped segment of the commercial trucking industry.

"As the trucking industry continues to recover from the severe downturn in the past years, there is a renewed focus on managing costs and increasing productivity," said Woody Marshall, Managing Director of Trident Capital. "XATA's mobile information systems enable customers to achieve a new level of business process improvement. We are excited about the opportunity to invest in XATA as an organization that uniquely combines the products, strategic relationships, and team necessary to dramatically expand the adoption of fleet management systems."

"Securing funding from Trident Capital further validates XATA's technology, direction and market acceptance," said Craig S. Fawcett, Chief Executive Officer of XATA. "Trident Capital's resources and proven track record in bringing added value to its portfolio companies provides XATA with a beneficial partnership and the immediate opportunity to increase its market presence and leadership in onboard systems for our target markets."

ABOUT XATA

A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies create enterprise-wide fleet management systems. The Company's proven solutions enable its customers to reduce fuel costs, increase operational efficiencies, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 30,000 trucks at over 1,000 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.


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ABOUT TRIDENT CAPITAL

Trident Capital is a leading venture capital and private equity fund with over $1.2 billion of capital under management, including $519 million of capital in its most recent fund, Fund V. Trident has invested in over 100 companies since its inception in 1993. The firm focuses on investments in the information services and enterprise software sectors, with numerous investments in the mobile applications and outsourced services markets. Current and past investments in this space include American Cellular, ByteMobile, CSG Systems, Everypath, Evolving Systems, and Mapquest. Trident invests across multiple stages, with experience in both traditional venture capital growth investing as well as in PIPEs, management buyouts, and spin-outs of divisions of public companies. The firm has offices in Palo Alto, CA; Lake Forest, IL; Los Angeles, CA; and Westport, CT. For more information, go to www.tridentcapital.com.

This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.


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